United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2012
ePlus inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34167	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive Herndon, VA 20171-3413

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (703) 984-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On July 23, 2012, ePlus Technology, inc. (the “Company”), a wholly owned subsidiary of ePlus inc., amended and restated its credit facility with GE Commercial Distribution Finance (“GECDF”).  The original agreements were entered into on August 31, 2000, and have been amended over time.  The amended and restated facility provides for a $175,000,000 credit limit with an accounts receivable component which has a sublimit of $30,000,000.

On July 26, 2012, the Company issued a press release regarding the amended and restated credit facility with GECDF.  The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Purpose of the Credit Facility

ePlus Technology, inc. finances its operations with funds generated from operations and the credit facility from GECDF.  There are two components of this facility: (1) a floor plan component; and (2) an accounts receivable component. After the Company receives a purchase order from a customer for whom it has completed a credit check, the Company places an order for the equipment with one of our vendors. Generally, most purchase orders from the Company to its vendors are first financed under the floor plan component and reflected in “accounts payable—floor plan” in our consolidated balance sheets. Payments on the floor plan component are due on three specified dates each month, generally 30-60 days from the invoice date. On the due date of the invoices financed by the floor plan component, the invoices are paid by the accounts receivable component of the credit facility. The balance of the accounts receivable component is then reduced by payments from the Company’s available cash. The outstanding balance under the accounts receivable component is recorded as recourse notes payable on our consolidated balance sheets.

Principal Terms of the Credit Facility

The overall limit of the facility is $175,000,000 with an accounts receivable component having a sublimit of $30,000,000.  The facility has full recourse to ePlus Technology, inc. and is secured by a blanket lien against all its assets, such as receivables and inventory. Availability under the facility may be limited by the asset value of equipment the Company purchases and the aging of its accounts receivable and may be further limited by certain covenants and terms and conditions of the facility. These covenants include but are not limited to a minimum excess availability of the facility and minimum earnings before interest, taxes, depreciation and amortization of ePlus Technology, inc.  In addition, the facility restricts the ability of ePlus Technology, inc. to transfer funds to its affiliates in the form of dividends, loans or advances with certain exceptions for dividends to ePlus inc.  Either party may terminate with 90 days advance written notice.  Interest on the facility is assessed at a rate of the One Month Libor as published in the Wall Street Journal plus two and one half percent (2.50%) if the payments are not made on the three specified dates each month.  The facility also requires that financial statements of the Company be provided within 45 days of each quarter and 90 days of each fiscal year end and also includes that other operational reports be provided on a regular basis.

The facility contains customary representations, warranties and covenants including but not limited to covenants restricting the ability of ePlus Technology, inc. to merge or consolidate.

ePlus inc., the parent of ePlus Technology, inc. will continue to guarantee this facility up to $10,500,000.  The guarantee requires that financial statements of ePlus inc. be provided within 90 days of each quarter end.

ePlus Group, inc., a wholly owned subsidiary of ePlus inc., has guaranteed any items it received from but has not paid to ePlus Technology, inc.

There are no other material relationships between the Company and GECDF.

The foregoing description of the facility does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements constituting the facility, which are filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits

(d) The following exhibits are filed as part of this report:

Exhibit Number	Description

10.1	Amended and Restated Business Financing Agreement dated July 23, 2012 between GE Commercial Distribution Finance and ePlus Technology, inc.

10.2	Amended and Restated Agreement for Wholesale Financing dated July 23, 2012 between GE Commercial Distribution Finance and ePlus Technology, inc.

99.1	Press Release dated July 26, 2012, issued by ePlus inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Elaine D. Marion
Elaine D. Marion
Chief Financial Officer

Date: July 26, 2012